Exhibit 99

www. twitter. com/Ford Total Vehicle Retail Fleet Truck SUV Car 1 9 2 ,616 1 4 0 ,901 5 1 ,715 8 8 ,725 6 7 ,554 3 6 ,337 U.S. Sales Versus October 2017 -3.9% -4.9% -1 .2% -4.9% 6.7% -17.1% continues to heavily favor these products, which last month represented pace they set last year and van sales continue to post strong gains.” Ford F-Series saw eight straight months of sales above 70,000 trucks in October, while transaction pricing continues to run at record levels of $47,300 per pickup – $2,000 above the segment average. Ford trucks Ford brand SUVs are on pace to break last year’s record, with sales up 7.9 percent in October. Ford Expedition turned in a strong month with a 74.7 percent gain last month, while Ford Explorer saw its best October performance since 2004 on sales of 19,034 SUVs. Ford SUVs Mustang continues to extend it’s lead in the sports car segment, as both America and the world’s best-selling sports car over the last three straight years. Mustang totaled 4,924 cars sold here last month, with strong enthusiasm for the all-new Bullitt Mustang. Ford Performance With more than half the commercial van market, Ford’s sales of vans were up 4.9 percent last month. Ford Transit, the best-selling full-size commercial van in America, posted an increase of 4.5 percent on 10,757 vans sold, while the smaller Ford Transit Connect turned in a 36.0 percent gain in October. Ford commercial vans Lincoln Navigator in its most luxurious trim series, Black Label, averaged just 12 days on dealer lots in October. Overall Navigator sales were up 70.0 percent, with transaction price gains of $30,300. California continues to be Navigator’s strongest market, with sales up 190 percent last month. Lincoln “Our strategy to prioritize our trucks, SUVs and vans is paying off with October running at record level transaction pricing. Our sales mix 81 percent of sales. F-Series turned in its eighth straight month of sales above 70,000 trucks, while Ford SUVs are operating above the record – Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service W I N N I N G P O R T F O L I O H I G H L I G H T S Ford Motor Company’s October U.S. sales totaled 192,616 vehicles, representing a 3.9 percent decline Ford’s overall average transaction prices reached record levels of $36,800 in October, up $1,400 from last year. This compares to an industry increase of just $330 per vehicle As America’s best-selling brand of trucks, SUVs and vans combined, sales of these Ford products totaled 150,900 vehicles in October. Year-to-date, Ford trucks, SUVs and vans posted sales of 1,605,967 vehicles this year – up 2.1 percent Ford F-Series surpassed 70,000 trucks sold for the eighth consecutive month in October, on sales of 70,438 pickups; the decline versus year-ago levels is largely the result of fleet timing. Year-to-date F-Series commercial fleet sales are up 12.8 percent Ford SUVs posted a 7.9 percent gain last month on 62,175 vehicles sold, for the best October in 16 years Sales of all-new Ford Expedition totaled 3,623 vehicles last month – a 74.7 percent jump over a year ago, while Ford Explorer results were up 12.5 percent on sales of 19,034 vehicles America’s No. 1 seller of vans saw total van sales of 17,353 units, a gain of 4.9 percent for the month Hot demand continues for the all-new Lincoln Navigator; overall sales were up 70.0 percent on a rich mix of high trim series vehicles # # # A bo ut Ford Motor Comp any Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 200,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com. *U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data. O C T O B E R 2 0 1 8 S A L E S F ord SUV Sales on Rec ord Pace – Expedition Up 74.7 Percent, Expl orer Up 12.5 Percent; F-Series Passes 70,000-Truck Mark for Ei ghth Straight Month; Lincoln Navigator Up 70.0 Percent

OCTOBER 2018 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

OCTOBER 2018

	October 2018		October CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	8.0%	0.8 points	11.1%	0.1 points
Commercial	12.3%	(0.1) points	13.0%	0.9 points
Government	6.5%	(0.0) points	6.1%	(0.2) points
Total Fleet	26.8%	0.7 points	30.2%	0.7 points

	October 2018		September 2018		October 2017	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	114,163	82	115,126	78	131,291	75
SUVs	230,290	89	209,336	78	197,289	78
Trucks	303,565	89	279,706	75	308,327	83
Total	648,018	87	604,168	77	636,907	79

	October 2018		September 2018		October 2017	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	90,582	65	94,070	63	105,340	60
SUVs	182,443	70	174,346	65	164,598	65
Trucks	230,496	68	214,376	57	251,470	67
Total	503,521	68	482,792	61	521,408	65

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com